Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share	$460,000,067.67	$50,692.01

(1)	The securities registered herein are offered pursuant to an automatic shelf registration statement.
(2)

Calculated pursuant to Rule 457(o) based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for the Registration Statement (File No. 333-239657) filed by the registrant on July 7, 2020.